Exhibit 99.3

For Immediate Release	Contact: Melissa Andrews
November 8, 2022	864.286.4425
melissa.andrews@scansource.com

SCANSOURCE ANNOUNCES RETIREMENT OF MIKE GRAINGER FROM BOARD OF DIRECTORS

GREENVILLE, SC — ScanSource, Inc. (NASDAQ: SCSC), a leading hybrid distributor connecting devices to the cloud, today announced the upcoming retirement of Mike Grainger from its Board of Directors. Mr. Grainger, who has served as a Director of ScanSource since 2004, will retire from the Board when his current term of office expires effective at ScanSource’s next Annual Meeting of Shareholders on January 26, 2023.

“Mike has been an invaluable member of our Board for nearly 20 years. His in-depth knowledge of the distribution industry, as well as his strong financial and accounting acumen have served ScanSource well,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “I personally want to thank him for his insight, support, leadership and humor. We all wish him well in his retirement.”

With Mr. Grainger’s retirement, the ScanSource Board of Directors will consist of eight members.

About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is a leading hybrid distributor connecting devices to the cloud and accelerating growth for partners across hardware, software, connectivity and cloud. ScanSource enables partners to deliver solutions for their customers to address changing end-user buying and consumption patterns. ScanSource sells through multiple, specialized routes-to-market with hardware, software, connectivity and cloud services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2022 Best Places to Work in South Carolina and on FORTUNE magazine’s 2022 List of World’s Most Admired Companies. ScanSource ranks #773 on the Fortune 1000. For more information, visit www.scansource.com.